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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2003

FIRST DATA CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11073 (Commission File Number)	47-0731996 (IRS Employer Identification No.)
6200 South Quebec Street, Greenwood Village, Colorado 80111 (Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, Including Area Code: (303) 488-8000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

        As reported in the Current Report on Form 8-K filed by First Data Corporation ("First Data") with the Securities and Exchange Commission on December 19, 2002, without an admission of wrongdoing, Western Union Financial Services, Inc. ("Western Union"), a wholly owned subsidiary of First Data, entered an agreement with the New York State Banking Department (the "Banking Department") to resolve certain issues with respect to alleged deficiencies in Western Union's compliance and agent supervision program and alleged failures to make certain filing under the Bank Secrecy Act, 31 U.S.C. §5311 et. seq. and its implementing regulations (the "BSA") related to transactions in the State of New York. The alleged deficiencies were due in part to the limitations of a cumbersome legacy compliance system and in part to difficulties encountered in the ongoing migration from that legacy system to a more automated compliance system and the centralization of the compliance function in connection with the system change.

        Western Union has been working with the U.S. Department of the Treasury (the "Treasury Department") regarding the Treasury Department's determinations related to filings required under the BSA for transactions occurring throughout the United States. Without admitting or denying the Treasury Department's determinations, on March 6, 2003, Western Union entered into a Consent to the Assessment of Civil Money Penalty and Undertakings with the Treasury Department (the "Consent Agreement") to achieve a nationwide resolution of Western Union's liability under the BSA arising out of the facts set forth in the Consent Agreement. Pursuant to the Consent Agreement, Western Union agreed to pay a monetary payment of $3 million to the Treasury Department and, by June 30, 2003, to (i) conduct additional testing of its systems by conducting further research to identify suspicious activity in 2002 reportable under the BSA and file additional reports as appropriate, (ii) file additional reports of certain currency transactions that occurred in 2002 that have been identified by Western Union, (iii) ensure that all of its money services business products will be subject to an effective system of review for reporting suspicious transactions under the BSA, and (iv) establish an enhanced nationwide due diligence policy to monitor its agents for BSA compliance. Western Union continues to coordinate with certain state regulators which may result in additional filings or monetary assessments.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DATA CORPORATION
By:	/s/ STANLEY J. ANDERSEN Stanley J. Andersen Assistant Secretary

Date: March 6, 2003

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  Item 9. Regulation FD Disclosure.
SIGNATURES